                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                               TWO PARAGON DRIVE
                          MONTVALE, NEW JERSEY 07645

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held July 14, 1998

                               ----------------

To the Stockholders of
 The Great Atlantic & Pacific Tea Company, Inc.

  Notice is Hereby Given that the Annual Meeting of Stockholders of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") will be held at Springfield Marriott Hotel, 1500 Main Street, Springfield, Massachusetts on Tuesday, July 14, 1998 at 10:00 A.M. (E.D.T.) for the following purposes:

  1. To elect a Board of eleven directors to serve until the next annual meeting of stockholders and until the election and qualification of their successors;

  2. To elect independent auditors of the Company for the fiscal year ending February 27, 1999; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed May 19, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE STAMPED RETURN ENVELOPE ENCLOSED FOR YOUR USE.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended February 28, 1998 accompanies this proxy statement.

                                          By order of the Board of Directors

                                               Peter R. Brooker
                                            Vice President and Secretary

Dated: May 28, 1998


    You are cordially invited to attend the meeting. Whether or not you plan to do so, please sign, date and vote or otherwise indicate your choices with respect to the matters to be voted upon on the accompanying proxy card and mail it at once in the enclosed envelope, which requires no postage if mailed in the United
    States.

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                               TWO PARAGON DRIVE
                          MONTVALE, NEW JERSEY 07645

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 14, 1998. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company, by telephone, or other means of communication at nominal cost. The Company will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with The New York Stock Exchange schedule of charges. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving notice in writing to the Secretary, or by casting a ballot at the meeting in person or by proxy. This proxy statement is first being mailed to stockholders on or about May 28, 1998.

                               VOTING AT MEETING

  Only stockholders of record at the close of business on May 19, 1998, will be entitled to vote at the annual meeting. As of May 19, 1998, there were outstanding 38,252,966 shares of Common Stock (par value $1 per share) of the Company, each of which is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                           CERTAIN BENEFICIAL OWNERS

  As of May 1, 1998, the Company is informed that Tengelmann Warenhandelsgesellschaft (a partnership organized under the laws of the Federal Republic of Germany, hereinafter "Tengelmann"), which is a general retailer in Germany, controlled by Mr. Erivan Haub, owned beneficially and of record 20,910,000 shares of the Company's Common Stock (approximately 54.66% of the outstanding shares). Mr. Haub additionally controls, among others, PLUS Warenhandelsgesellschaft mbH & Co. oHG and Kaiser's Kaffee-Geschaft AG, also general retailers in Germany, and Tenga Capital Corporation.

  The address of Tengelmann and Mr. Haub is c/o Tengelmann
Warenhandelsgesellschaft, Wissollstrasse 5-43, 45478 Mulheim/Ruhr, Germany.

  Except as set forth above, at May 1, 1998 no person beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company's Common Stock.

                             ELECTION OF DIRECTORS

  Eleven directors are to be elected to hold office until the next annual meeting and until their successors are elected and shall qualify. The persons named as proxies in the accompanying proxy intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, each of whom has consented to nomination and to serve when elected. Each nominee is a member of the present Board of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of each director.

                                   NOMINEES

JOHN D. BARLINE, ESQ.

  Mr. Barline, age 51, was elected a director on July 9, 1996. He is a member of the Retirement Benefits Committee.

  Mr. Barline, an attorney in private practice since 1973, is currently associated with the law firm Williams, Kastner & Gibbs LLP in Tacoma, Washington. His areas of practice include corporate tax law, mergers and acquisitions, general business law, estate planning and real estate. He provides personal legal services to the Haub family, including Helga and Erivan Haub and Christian Haub. He is a member of the Pierce County, Washington State and the American Bar Associations.

  Mr. Barline is a member of the Board of Directors and corporate secretary of Sun Mountain Resorts, Inc. He is also on the Board of Directors of Sun Mountain Lodge, Inc. and Wissoll Trading Company, Inc. These are small closely held corporations owned primarily by the Haub family. He is a member of the Board of the Franciscan Foundation and the Board of the Tacoma Art Museum.

ROSEMARIE BAUMEISTER

  EXECUTIVE VICE PRESIDENT AND HEAD OF THE PUBLIC RELATIONS DEPARTMENT OF TENGELMANN

  Mrs. Baumeister, age 64, has been a member of the Company's Board of Directors since 1979. She is a member of the Compensation Policy Committee. Prior to assuming her present position, she has served in various executive capacities with Tengelmann.

  Mrs. Baumeister is a member of the management executive committee of Tengelmann, a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, and a member of the Advisory Board of Deutsche Bank.

FRED CORRADO

  VICE CHAIRMAN OF THE BOARD AND CHIEF FINANCIAL OFFICER

  Mr. Corrado, age 58, has been a director since 1990. He is Vice Chairman of the Executive Committee and a member of the Finance and Retirement Benefits Committees. During the past five years, Mr. Corrado also served as Treasurer and Executive Vice President of the Company.

  Mr. Corrado is a director of Batteries Batteries, Inc. He is also a director of Covenant House.

CHRISTOPHER F. EDLEY

  PRESIDENT EMERITUS AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE UNITED NEGRO COLLEGE FUND, INC.

  Mr. Edley, age 70, has been a member of the Company's Board of Directors since 1981. He is Chairman of the Compensation Policy Committee and a member of the Audit Review, Executive, and Retirement Benefits Committees.

  Mr. Edley served as President and Chief Executive Officer, United Negro College Fund, Inc. from 1973 until his retirement in 1991. After serving for 21 years he is retiring at the expiration of his term May 20, 1998 from his position as a director of AMR Corporation.

CHRISTIAN WILHELM ERICH HAUB

  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

  Mr. Haub, age 33, was elected a director on December 3, 1991, President and Chief Operating Officer of the Company on December 7, 1993 and Co-Chief Executive Officer on April 2, 1997. He was elected to his current position effective May 1, 1998. During the past 5 years and prior to becoming President of the Company, Mr. Haub served as Corporate Vice President and Assistant to the Executive Vice President, Development and Strategic Planning. He is an ex officio member of the Executive, Finance and Retirement Benefits Committees.

  Mr. Haub is on the board of the Food Marketing Institute.

  Mr. Haub is a partner and a member of the management executive committee of Tengelmann and a son of Erivan and Helga Haub.

HELGA HAUB

  Mrs. Haub, age 63, has been a member of the Company's Board of Directors since 1979. She is a member of the Executive and the Finance Committees.

  Mrs. Haub is a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, a consultant to Tengelmann and has an interest in Tenga Capital Corporation. She also is a director of The George C. Marshall Home Preservation Fund, Inc., a member of the Board of Governors of World USO and President of the Board of Trustees of the Elizabeth Haub Foundation for Environmental Policy and Law. Mrs. Haub is the wife of Mr. Erivan Haub and mother of Mr. Christian Haub.

BARBARA BARNES HAUPTFUHRER

  Mrs. Hauptfuhrer, age 69, has been a member of the Company's Board of Directors since 1975. She is Chairman of The Retirement Benefits Committee and a member of the Audit Review, Executive and Finance Committees.

  Mrs. Hauptfuhrer is a director of The Vanguard Group of Investment Companies and each of its mutual funds. She is also a director of Knight-Ridder, Inc., The Massachusetts Mutual Life Insurance Company, IKON Office Solutions, Inc. and the Raytheon Company. She is a Trustee Emeritus of Wellesley College, and also a director of the Ladies Professional Golf Association.

WILLIAM A. LIFFERS

  Mr. Liffers, age 69, was elected a director on July 9, 1996. He is Chairman of the Audit Review Committee and a member of the Executive Committee.

  Mr. Liffers served as Vice Chairman of American Cyanamid Company (principally engaged in the manufacture and sale of medical, agricultural, chemical and consumer products) from 1978 until his retirement in 1993. He was a member of its Board of Directors from 1977 until he retired. He also served in other executive capacities with the company in the United States and abroad.

  Mr. Liffers is a Senior Advisor to the United Nations Development Programme, assisting the Peoples Republic of China in its efforts to reform its state owned enterprises. He is also a member of the Board of Overseers of the New Jersey Institute of Technology and a member of the Board of Trustees of the Washington, D.C. based National Policy Association.

FRITZ TEELEN

  CHIEF OPERATING OFFICER OF TENGELMANN IN EUROPE

  Mr. Teelen, age 62, has been a member of the Company's Board of Directors since 1979. He is a member of the Finance Committee.

  Prior to assuming his present position, Mr. Teelen served in various executive capacities with the Company and with Tengelmann, including serving as President of PLUS Warenhandelsgesellschaft mbH & Co. oHG. He is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann.

ROBERT L. "SAM" WETZEL

  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WETZEL INTERNATIONAL, INC.

  Mr. Wetzel, age 67, was elected a director effective May 21, 1991. He is Chairman of the Finance Committee and a member of the Audit Review, Compensation Policy and Retirement Benefits Committees.

  Mr. Wetzel has been President and Chief Executive Officer of Wetzel International, Inc., a management consulting firm specializing in international marketing and joint ventures in the aerospace, defense and commercial industries based in Columbus, Georgia, since his retirement as a Lieutenant General in June 1986 from his position as Commanding General V (U.S.) Corps, Frankfurt, Germany. He is President of European Foods, Inc. an import-export company based in Columbus, Georgia.

  Mr. Wetzel is an advisory director of Columbus Bank & Trust Company, Columbus, Georgia, a subsidiary of Synovus Financial Corporation. He is also a director of Consolidated Fusion Technologies, Inc., Columbus, Georgia.

JAMES WOOD

  CHAIRMAN OF THE BOARD

  Mr. Wood, age 68, was elected Chairman of the Board of Directors and Chief Executive Officer in 1980. On April 2, 1997 he was elected Chairman of the Board and Co-Chief Executive Officer and retired from that office on April 30, 1998. He is Chairman of the Executive Committee. During the past five years he also served as President of the Company.

  Mr. Wood is a director of ASARCO Inc., and Schering-Plough Corporation. He is also on the board of the Food Marketing Institute and a member of the Board of Governors of World USO.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of May 1, 1998, by each director and nominee, each named executive officer and by all directors and executive officers as a group:

                                            SHARES      STOCK
                                         BENEFICIALLY  OPTION             % OF
                                            OWNED     SHARES(1)   TOTAL   CLASS
                                         ------------ --------- --------- -----
John D. Barline, Esq. (2)...............     2,200        2,200     4,400   *
Rosemarie Baumeister (2)................     2,800        2,800     5,600   *
Fred Corrado............................       200       25,000    25,200   *
Christopher F. Edley....................     1,100        2,800     3,900   *
George Graham...........................     5,000       15,000    20,000   *
Christian Haub (2)......................       200      190,000   190,200   *
Helga Haub (2)..........................     2,800        2,800     5,600   *
Barbara B. Hauptfuhrer (3)..............     1,300        2,800     4,100   *
William A. Liffers......................     1,000        2,200     3,200   *
Aaron Malinsky..........................         0       90,000    90,000   *
Peter J. O'Gorman.......................     3,850       40,000    43,850   *
Fritz Teelen (2)........................     3,300        2,800     6,100   *
Robert L. "Sam" Wetzel..................       500        2,800     3,300   *
James Wood..............................    11,321      700,000   711,321  1.9
All directors and executive officers as
 a group (21 persons)...................    38,971    1,381,200 1,420,171  3.7

--------
*  Less than 1%

(1) The amounts shown include all purchase options granted under Company stock option plans regardless of whether exercisable within 60 days.

(2) The association of Mmes. Baumeister and Haub, and Messrs. Barline, Haub and Teelen with Tengelmann and Mr. Erivan Haub is set forth herein under "Nominees". Mr. Christian Haub disclaims investment and voting power over the shares owned by Tengelmann and they are excluded herein. Mrs. Haub disclaims any investment or voting power over the shares owned by Mr. Erivan Haub and the organizations which he controls and same are not included herein.

(3) Mrs. Hauptfuhrer disclaims beneficial ownership over any shares held by any funds or trusts of the companies of which she also serves as a director and any such shares are not included herein.

                  BOARD MEETINGS, COMMITTEES AND COMPENSATION

  During the last fiscal year, the Board of Directors held 6 meetings and committees thereof held 10 meetings. The Audit Review Committee held 3 meetings, and the Compensation Policy Committee held 2 meetings. Such Committees are composed of non-employee directors. The Audit Review Committee reviews annual financial statements prior to submission to the Board and reports thereon; at its discretion, examines and considers matters relating to the internal and external audit of the Company's accounts and financial affairs; recommends the employment of outside accountants and their compensation; and, as appropriate, meets with Company personnel in performance of its functions. The Compensation Policy Committee approves salaries and salary increases and benefits where the base annual compensation is at least $150,000, approves and interprets incentive plans, and serves as the committee to administer the employee stock option plan. There is no standing Nominating Committee. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which they served as members with the exception of Mr. Edley who attended 71%. Overall attendance was 95%.

  Directors who are neither officers nor employees of the Company are each paid fees consisting of an annual retainer of $26,000 plus an attendance fee of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended if substantial time or effort is involved, plus expenses of attendance. If two compensable meetings are held on the same day, the fee for the second meeting is limited to $500. The Chairman of each Committee, except the Executive Committee, is paid an additional $10,000 per year. Under the directors stock option plan, non-employee directors are entitled to an initial stock option grant of 2,000 shares with 200 shares granted after each Annual Meeting thereafter. These shares vest in one-third increments on succeeding Annual Meeting dates.

  The Company revised the compensation program for its non-employee directors effective May 1, 1996. It suspended the retirement plan pursuant to which directors, after serving 5 years and attaining age 70, were entitled upon retirement from the Board to an annual benefit equal to the highest annual retainer paid during their tenure (currently $26,000) for a period equal to their years of service up to 15 years. The directors had a one time election to transfer the present value of their accrued benefits to the new plan. Under the new deferred compensation plan, the Company will contribute to book accounts of all new directors and all directors with less than fifteen years of service an amount equal to 75% of the current retainer. Up to all and at least 50% of these deferred payments will be credited to a Company Common Stock equivalent account. The balance, at the director's election in increments of 25% will be credited to a 10-year U. S. Treasury bond equivalent account. The directors will be fully vested in their accounts. Accruals will be made to these accounts through the fifteenth anniversary of Board service. Upon termination from service as a director, the value of the Company Common Stock equivalent account will be determined using the final average market value of the Company's shares for the prior 180 calendar days, inclusive of appreciation for the effect of dividends. The value of the bond equivalent account will be the sum of the credits and interest to the date of termination. Benefits will then be paid to the retired director equally over the subsequent 180 months or the length of service, whichever is shorter. However, in the event of death, benefits will continue to be paid to the director's beneficiary for a maximum of ten years, which includes any period of payment before death.

  Directors who are also officers or employees of the Company receive no extra compensation or benefits for such service.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Tenga Capital Corporation, which is owned by Erivan and Helga Haub, owns property in Windsor, Ontario, Canada on which an indirect subsidiary of the Company, A&P Properties Limited, has leased a store since 1983. The initial term expires October 31, 2003, with four 5-year renewal options. The base annual rental is CN$467,603, with percentage rents subject to specified caps.

  The Company is a party to agreements granting Tengelmann and its affiliates the exclusive right to use the "A&P" trademark in Germany and other European countries pursuant to which the Company received $100,000 which is the maximum annual royalty fee under such agreements. The Company also is a party to agreements under which it purchased from Wilh. Schmitz-Scholl ("Wissoll"), which is an affiliate of Tengelmann, approximately $1.2 million worth of the Black Forest line and Master Choice candy.

  The Company owns a jet aircraft which Tengelmann leases under a full cost reimbursement lease that also allows the Company to charter the aircraft for its use at a below market charter rate. During fiscal 1997 Tengelmann was obligated to reimburse the Company an average monthly cost of $255,800.

  Under an agreement between the Company and Tengelmann, Peter J. O'Gorman, Executive Vice President--International Store and Product Development, provided certain services to Tengelmann during fiscal year 1997 and the Company was reimbursed $286,650 representing the cost of Mr. O'Gorman's salary and benefits related to the time spent in those services.

  In 1997 as a condition of Craig Sturken's relocating to the Detroit area his interest free loan was increased by $50,000 and was extended so that the largest aggregate amount since the beginning of fiscal 1997 was $151,538. The loan is being repaid through period payroll deductions and is $126,282 as of the latest practicable date.

  Within the past five years Aaron Malinsky was Chairman and CEO of food retailers Victory Markets, Inc. and New Almacs, Inc. prior to their filing for Chapter 11 proceedings.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the last three fiscal years to or for the account of Messrs. Wood and Haub and the other four most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                 ANNUAL COMPENSATION    COMPENSATION AWARDS
                                ---------------------- ---------------------  ALL OTHER
PRINCIPAL POSITION DURING                              SECURITIES UNDERLYING COMPENSATION
       FISCAL YEAR         YEAR SALARY($)(1) BONUS($)    OPTIONS/SAR'S(#)       ($)(2)
-------------------------  ---- ------------ --------- --------------------- ------------
James Wood                 1997  1,182,817     829,000                         143,056
 Chairman,                 1996  1,160,500   1,005,910                         142,656
 Co-Chief Executive
 Officer                   1995  1,160,500     810,920                         142,656
Christian Haub             1997    382,212     100,000        100,000            7,219
 President & Co-Chief      1996    347,308      84,608                           6,738
 Executive Officer         1995    313,846      37,500         25,000            6,529
Fred Corrado               1997    498,885      75,000                          40,997
 Vice Chairman,            1996    478,100      75,000                          39,672
 Chief Financial Officer   1995    461,423      75,000         25,000           38,230
George Graham              1997    372,019      62,500                          13,714
 Executive Vice
  President,               1996    363,462      62,500                          13,267
 Chief Merchandising
  Officer                  1995    345,000      93,750         15,000           12,534
Aaron Malinsky             1997    433,173      65,000                           9,184
 Executive Vice President  1996    240,288      34,850         65,000            1,160
 Development & Strategic
  Planning(3)
Peter J. O'Gorman          1997    372,019      62,500         25,000           17,780
 Executive Vice
  President,               1996    363,462      62,500                          17,260
 International Store and   1995    345,000      62,500         15,000           15,570
 Product Development

--------
(1) 1997 salary amounts include an additional week because fiscal 1997 was a 53-week year.

(2) Consists of, respectively, Company contributions to the Retirement/Savings Plan and the cost for insurance, for 1997: Mr. Wood, ($6,400 and $106,656); Mr. Haub, ($6,400 and $819); Mr. Corrado, ($11,150 and
    $24,847); Mr. Graham, ($11,150 and $2,564); Mr. Malinsky, ($6,400 and
    $2,784); and Mr. O'Gorman, ($11,150 and $6,630). Additionally, a tax preparation and planning fee is included of $30,000 and $5,000 respectively for Messrs. Wood and Corrado.

(3) Mr. Malinsky was re-hired by the Company August 1, 1996.

EMPLOYMENT AND TERMINATION AGREEMENTS

  Mr. Wood's employment contract which expired April 30, 1998, provided for a minimum base annual salary of $875,000, regular Company benefits, life insurance equal in face value to three times his base annual salary and the grant of various options under the Company's Stock Option Plans as well as an annual bonus equal to 1% of the Company's pre-tax profit reduced by any bonuses awarded for that year under the Company's management incentive plan. Bonus payments are included in the Summary Compensation Table. He is also entitled to a pension benefit which includes a surviving spouse's benefit. His pension is fully vested, and funded through a Trust Agreement dated December 29, 1988. Benefits became payable thereunder upon his attaining age 65. All amounts contributed to the Trust were treated as compensation to him in the year contributed. The

Trust is irrevocable for the duration of the pension obligations with any residual monies reverting to the Company. The Company is responsible for the trustee's commissions, fees, charges and expenses, and additional contributions to fund the Trust's obligations, and indemnifies the trustee. Effective May 1, 1998, Mr. Wood became non-executive Chairman of the Board, at a salary of $400,000 with no entitlement to an incentive bonus. He will remain Chairman of the Board until April 30, 2001 and during such time shall remain entitled to an office and certain executive level benefits and services, including transportation and security. By a separate Phantom Stock Agreement dated December 1, 1988 between Tengelmann and Mr. Wood, as amended February 3, 1994, Tengelmann grants to him 1,794,593 phantom stock units ("Units"), each equivalent to one share of Common Stock of the Company. These Units are fully vested. Tengelmann will pay Mr. Wood an amount equal to the number of Units Mr. Wood holds times the difference between $44.758 and the higher value of the Company's Common Stock, on April 30, 2000, or his earlier election. All payments under the Phantom Stock Agreement are payable by Tengelmann, without expense to the Company.

  Mr. Corrado's employment contract, which expires May 20, 2002 unless sooner terminated upon three years' advance written notice, generally provides a minimum base annual salary of $451,000, regular Company benefits applicable to his position and incentive compensation with a $125,000 initial annual base at 100%. Mr. Corrado's contract further provides immediate vesting of his age 65 benefit at age 62 under SERP, discussed infra, and life insurance equal in face value to three times his base annual salary. Mr. Malinsky's employment contract provides a minimum base annual salary of $425,000, an initial bonus base of $125,000 under the management incentive plan, a sign on bonus of 65,000 stock options which were granted in 1996, life insurance coverage in the amount of $1,000,000, membership in SERP and other benefits applicable to his position. In the event Mr. Malinsky is terminated involuntarily without cause, he is entitled to one year's salary. Mr. O'Gorman, who is vested in his pension under SERP, has an entitlement to an unreduced benefit at age 62.

OPTION TABLES

  The following tables provide information with respect to stock options/stock appreciation rights ("SARs") granted to or exercised by the named executive officers during the last fiscal year and the fiscal year-end value of options held by such officers.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------
                        NUMBER OF
                       SECURITIES   % OF TOTAL
                       UNDERLYING  OPTIONS/SARS EXERCISE
                       OPTION/SARS  GRANTED TO  OR BASE             GRANT DATE
                         GRANTED   EMPLOYEES IN  PRICE   EXPIRATION   PRESENT
                         (#)(1)       FY(2)      ($/SH)     DATE    VALUE($)(3)
                       ----------- ------------ -------- ---------- -----------
Christian Haub........   100,000       29.6     $27.750   3/17/07   $1,091,000
Peter O'Gorman........    25,000        7.4     $26.125   5/12/07      253,000

--------
(1) The options vest in 25% increments commencing on the first anniversary of the grant. All grants have a ten year term.

(2) Based on total grants during the year of 337,500.

(3) These values were calculated using the Black Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not generally true for the Company's options granted to executive officers and other employees. Therefore, the values shown are purely theoretical and do not reflect the market value of the Company's stock at a future date. In addition to the stock prices at time of grants and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown for options granted during fiscal 1997: expected dividend yield of 1.44 percent and 1.53 percent, expected stock price volatility (30 percent based on the Bloomburg historical price volatility calculation), risk-free rate of return of

   6.64 percent and 6.59 percent and a weighted average of 7 years from date of grant to date of exercise. If the named officers realize the grant date values shown in the table, such values will be less than one percent of the total shareholder appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING OPTIONS/SARS  IN-THE-MONEY OPTIONS/SARS
                           SHARES                     AT FY-END               AT FY-END (1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
James Wood..............     None          0    700,000            0     1,137,500           0
Christian Haub..........     None          0     57,500      112,500       251,719     300,781
Fred Corrado............     None          0     70,000       12,500       273,281      32,031
George Graham...........     None          0     36,875        7,500        75,117      19,219
Aaron Malinsky..........     None          0     16,250       48,750        47,734     143,203
Peter J. O'Gorman.......   25,000    188,750     27,500       32,500        47,656     127,031

--------
(1) Based on the closing price of the Common Stock on February 27, 1998, $30.4375.

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
   REMUNERATION                        15       20       25       30       35
   ------------                     -------- -------- -------- -------- --------
   $300,000........................ $112,500 $135,000 $135,000 $135,000 $135,000
    350,000........................  131,250  157,500  157,500  157,500  157,500
    400,000........................  150,000  180,000  180,000  180,000  180,000
    450,000........................  168,750  202,500  202,500  202,500  202,500
    500,000........................  187,500  225,000  225,000  225,000  225,000

  The table above indicates the amount of annual benefit payable to a person at age 65 in the specified final average remuneration and years-of-service classifications under the Supplemental Executive Retirement Plan ("SERP") except that such benefits do not reflect the requisite reduction for any applicable Social Security, or other Company retirement benefits. SERP is an unfunded defined benefit final average pay plan that covers the named executives, excluding Messrs. Wood and Haub. Mr. Wood's entitlement to a pension benefit is described supra under the heading "Employment and Termination Agreements". Mr. Graham participated in the Company's former defined benefit plan and has an annuity therefrom which is an offset to his benefit entitlements under SERP.

  The compensation covered by SERP is base salary, i.e., essentially the "Salary" reflected in the Summary Compensation Table computed as an average of such base salary over the highest compensated five years of employment during the last 10 years. The benefit is computed at the rate of 3% for each year up to 10 years of service, plus 1 1/2% of such compensation for up to 10 additional years of service with a maximum benefit equal to 45% of such average base salary. Estimated or actual credited years of service at retirement for each participating named executive officers are: Mr. Corrado, 18 years; Mr. Graham, 20 years; Mr. Malinsky, 20 years; and Mr. O'Gorman, 20 years.

                              PERFORMANCE GRAPHS

  The performance graph as set forth below compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Stock to the Standard & Poor's 500 Index and the peer group of companies in the retail grocery industry as used in prior years comprised of the following six companies: American Stores Company, Bruno's, Inc., Giant Food, Inc., Safeway, Inc., The Great Atlantic & Pacific Tea Company, Inc., and The Kroger Co.. The performance graph assumes $100 is invested in the Company's Common Stock, the Standard & Poor's 500 Index and a composite index for the peer companies on February 26, 1993, and that dividends paid during the period were reinvested to purchase additional shares.

                                --------------
                                  PEER GROUP
                                --------------

                                      100
                                      106
                                      105
                                      117
                                      132
                                      183

             (Company fiscal year ends-last Saturday in February)

  The performance graph set forth below makes a similar comparison except using a larger peer group of eleven companies. The change is due to the diminution of the prior peer group on account of the bankruptcy of an included company. The new peer group deletes Bruno's, Inc. and adds Albertsons, Inc., Food Lion, Inc., Fred Meyer, Inc., Hannaford Co., The Penn Traffic Company, and Winn Dixie Stores, Inc.

                               ----------------
                                OLD PEER GROUP
                               ----------------

                                      100
                                      114
                                      112
                                      147
                                      196
                                      223

             (Company fiscal year ends-last Saturday in February)

                  REPORT OF THE COMPENSATION POLICY COMMITTEE

  The Company's Compensation Policy Committee approves the compensation of all executive officers and other key employees and acts as the Company's Stock Option Plan Committee.

PRINCIPLES AND PROGRAM

  The Company's executive compensation program includes the following policy objectives:

  . Compensation must be sufficient to attract and retain talented executives.

  . Incentives are included in the executive compensation package based upon criteria which also enhance shareholder value.

  . Improvements in compensation should bear a relationship to the Company's improvement in performance.

  To meet these objectives the program has salary, incentive and equity elements. The Committee considers each of these elements, setting salary and bonus levels that reflect the above-described objectives and awarding stock appreciation rights or stock options to provide an equity-based compensation element.

SALARIES

  The Compensation Policy Committee employs several criteria in fixing the salaries of the executive officers (including chief executive officers and the other four most highly compensated officers). These criteria include the responsibility of the position, the officer's performance, the Company's financial performance and the business and economic climate in which the Company operates. Executive officers with responsibility for a business unit are also evaluated on the basis of the unit's performance. Additional criteria such as success in achieving desired business goals are utilized in determining the appropriate salary for an officer. For the named executive officers, during the 1997 fiscal year a salary increase of 6% was granted to Fred Corrado who had not received a salary increase for two years.

ANNUAL INCENTIVE PLAN

  The Company has an annual management incentive plan which, for executive officers, provides target bonus awards contingent upon the attainment of goals, with the maximum bonus determined by the ability of the individual to make a direct contribution to the financial performance of the Company and the responsibility of the position held by the individual. The goals comprise profit and management objectives with the addition of sales for those executives responsible for an operating segment of the business. If established goals are exceeded a bonus is computed on the excess, but is deferred and not payable unless (a) a subsequent bonus is less than 100% of bonus target, whereupon the deferred bonus is payable to the extent of the deficiency, or (b) a participant retires or suffers permanent disability.

  Seventy-five percent of the executive's bonus is predicated on the attainment of the profit, and if applicable, sales goals. The profit and sales goals for the 1997 fiscal year were established by the Compensation Policy Committee taking into account the performance of the Company relative to the performance of comparable companies and relative to the competitive and economic environment in which the Company operates. Twenty-five percent of such bonus is attributable to the achievement of the management objectives. On the Compensation Policy Committee's recommendation, the Board confirmed that the management objectives were achieved for purposes of the management incentive plan and approved the payment of the profit and sales bonuses earned and the contractually committed bonuses. Overall a total management incentive bonus for the fiscal year ranging from 25% to 100% of the executive officer's target bonus was paid.

EQUITY BASED COMPENSATION

  The Company's 1994 Stock Option Plan, which was adopted with shareholder approval, authorizes grants through March 17, 2004 of up to 1,500,000 shares for stock options and tandem or independent SARs. In the 1997 fiscal year options/SARs were awarded to two of the named executive officers as set forth in the Options/SAR Grants in Last Fiscal Year, supra.

DISCUSSION OF FISCAL 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICERS

  The Compensation Policy Committee recommends the compensation level of the Chief Executive Officer, taking into account all of the factors described in this report. During fiscal 1997 this office was shared by Messrs. Wood and Haub. The compensation of Mr. Wood for the last fiscal year was determined predominantly by the terms of his 1988 Employment Agreement under which Mr. Wood was to receive base compensation of at least $875,000, and an annual salary review. Accordingly, Mr. Wood's 1997 annual salary reflects salary increases granted through 1993 when he received his last increase. Under the terms of his Employment Agreement, Mr. Wood received a management incentive bonus equal to 1% of pretax profit of the Company. Mr. Haub's salary remained unchanged; however, for the 1998 fiscal year wherein effective May 1, 1998 he became the sole chief executive officer, the Compensation Policy Committee has approved a salary of $600,000, and an incentive bonus base of $330,000 based upon a report received for this transition period from Sibson & Company, an executive compensation consultant firm engaged by the Committee. Mr. Haub also received a grant of 50,000 stock options effective March 24, 1998.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, subject to certain exceptions, disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers at fiscal year end. The exceptions to the $1,000,000 deduction limit include compensation paid under preexisting employment agreements and performance based compensation meeting certain requirements. By reason of this limitation, it is anticipated that a portion of Mr. James Wood's compensation will not be deductible in respect of the 1997 fiscal year. Effective April 2, 1997 Christian Haub was elected Co-Chief Executive Officer, thereafter serving in such capacity with James Wood. The salary and bonuses of each of the other named executive officers for the 1997 fiscal year and the 1998 fiscal year including the compensation of Christian Haub, are expected to be less than $1,000,000 and the compensation payable to such officers therefore should be fully deductible. Moreover, the Company's 1994 Stock Option Plan has been tailored to comply with the provisions of
Section 162(m) so that amounts received upon the exercise of options and SARs thereunder should be exempt from Section 162(m) limitations.

                                          COMPENSATION POLICY COMMITTEE
                                            Christopher F. Edley, Chairman
                                            Rosemarie Baumeister
                                            Robert L. "Sam" Wetzel

                             ELECTION OF AUDITORS

  In keeping with the Company's historic custom and practice, independent auditors are to be elected at the meeting. Pursuant to the recommendation of the Audit Review Committee and Board of Directors, the persons named in the accompanying proxy intend to vote, unless otherwise instructed, for Deloitte & Touche LLP, who have audited the accounts of the Company for the past forty-two fiscal years. Representatives of that firm are expected to be present at the meeting to respond to appropriate questions and make such statements as they may desire. Should the firm not receive a majority vote, the Board of Directors will reconsider its selection of independent auditors.

                             STOCKHOLDER PROPOSALS

  The Company will consider including a stockholder's proposal for action at the 1999 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with that meeting if such proposal is received at the principal office of the Company no later than January 28, 1999.

                                 OTHER MATTERS

  No business other than that set forth in the attached Notice of Annual Meeting is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including the question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the above-named nominees for the office of director or the nominee for independent auditors shall withdraw or otherwise become unavailable, the persons named as proxies may vote for other persons in their place in the best interest of the Company.

                                          By Order of the Board of Directors

                                          Peter R. Brooker
                                          Vice President and Secretary

Dated: May 28, 1998

  EACH PERSON SOLICITED BY THIS PROXY STATEMENT, INCLUDING ANY PERSON WHO ON MAY 19, 1998 IS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, MAY REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR.

  SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS ADDRESS AFORESAID.

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                                 JULY 14, 1998






                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------


A  [X] Please mark your votes as in this example.

(1)  ELECTION OF DIRECTORS

FOR all nominees listed at right (except as marked to the contrary below)

[ ]

WITHHOLD Authority to vote all nominees listed at right

[ ]

Nominees:  J.D. Barline
           R. Baumeister
           F. Corrado
           C.F. Edley
           C.W.E. Haub
           H. Haub
           B.B. Hauptfuhrer
           W.A. Liffers
           F. Teelen
           R.L. Wetzel
           J. Wood


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line):

----------------------------------------




2. Election of Deloitte & Touche LLP as independent auditors for the fiscal year ending February 27, 1999. (the directors favor a vote "for")

    FOR  AGAINST  ABSTAIN
    [ ]    [ ]      [ ]

The Confidential Voting Instruction form represents voting rights in the following number of equivalent shares of A & P Common Stock as of May 19, 1998.




SIGNATURE(S):___________________________________    Date:______________________

Note: Please date and sign exactly as name appears hereon. Joint owners should each sign. the full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

--------------------------------------------------------------------------------

                     CONFIDENTIAL VOTING INSTRUCTION FORM
                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                                 SAVINGS PLAN
                          BANK OF NEW YORK - TRUSTEE

     I hereby direct that the voting rights pertaining to shares of The Great Atlantic & Pacific Tea Company, Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Stockholders of the Company, to be held on July 14, 1998, and at any adjournment of such meeting, as specified herein, and if no vote is specified, that such rights be exercised "For" items 1 and 2.

     By my signature on the reverse, I hereby acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement of the Company dated May 28, 1998, and a copy of the Annual Report.

     Please sign, date and return this form before July 7, 1998. As to matters coming before the meeting for which no signed direction is received by the Trustee prior to July 7, 1998, the Trustee may exercise voting rights on your behalf in such manner as the Trustee may, in its discretion, determine.

     Please mark, sign and date on the reverse side, and return in the enclosed envelope.

                                        May 28, 1998

Dear Shareholder:

We are pleased to send you our 1997 Annual Report and Proxy Statement and to invite you to attend the Annual Meeting of Shareholders to be held at 10:00 A.M. (E.D.T.) on Tuesday, July 14, 1998 at Springfield Marriott Hotel, 1500 Main Street, Springfield, Massachusetts.

If you are interested in further information about the Company, you are invited to contact the Treasury Department at the executive offices in Montvale, New Jersey or contact the A&P home page at www.aptea.com.


                                        Sincerely,



                                        Peter R. Brooker
                                        Vice President, Planning
                                        and Corporate Secretary




              - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.

                     FOR ALL NOMINEES          WITHHOLD
                  LISTED AT RIGHT (EXCEPT    AUTHORITY TO
                    AS MARKED TO THE       VOTE ALL NOMINEES
                     CONTRARY BELOW)        LISTED AT RIGHT
 (1) ELECTION OF
     DIRECTORS             [_]                    [_]


NOMINEES: J.D. Barline
          R. Baumeister
          F. Corrado
          C.F. Edley
          C.W.E. Haub
          H. Haub
          B.B. Hauptfuhrer
          W.A. Liffers
          F. Teelen
          R.L. Wetzel
          J. Wood



(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line):

----------------------------------------


2.  Election of Deloitte & Touche LLP as independent auditors.
    (THE DIRECTORS FAVOR A VOTE "FOR")

    FOR  AGAINST  ABSTAIN
    [ ]    [ ]      [ ]


Upon such other business as may properly come before said meeting and of any adjournment thereof.








SIGNATURE(S):___________________________________    Date:______________________

Note: Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

--------------------------------------------------------------------------------

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                PROXY - FOR THE ANNUAL MEETING - JULY 14, 1998
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned having received the Notice of Meeting and Proxy Statement dated May 28, 1998, appoints CHRISTIAN HAUB, FRED CORRADO and PETER R. BROOKER, and each or any of them as Proxies with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. (E.D.T.) July 14, 1998, at Springfield Marriott Hotel, 1500 Main Street, Springfield, Massachusetts, or at any adjournment thereof, with all powers which the undersigned would possess if personally present.

        THE SHARES REPRESENTED BY THIS PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ITEMS (1) AND (2), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED
IN THE NOTICE OF MEETING AND THE ACCOMPANYING PROXY STATEMENT. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.


                        (TO BE SIGNED ON REVERSE SIDE)